Exhibit 99.1
Contact: Brian K. Miller
Executive Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS FOURTH QUARTER 2008
EARNINGS
Fourth Quarter Revenues Grew 15.1 Percent
Dallas, February 25, 2009 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter and year ended December 31, 2008:
•	Total revenues for the quarter were $69.5 million, up 15.1 percent compared to $60.4 million in the same period last year. Software-related revenues (software licenses, software services, subscriptions and maintenance) grew in the aggregate 17.8 percent for the quarter.

•	Operating income was $9.7 million compared to operating income of $9.6 million in the same quarter of 2007.

•	In June 2008, Tyler settled outstanding litigation related to stock purchase warrants owned by Bank of America, N. A. and in the second quarter of 2008, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which is not tax deductible. The results of this settlement are reflected in operating income, net income and net income per diluted share for the year ending December 31, 2008.

•	The effective income tax rate was 36.5 percent before the impact of the non-cash legal settlement related to warrants, compared to 38.9 percent in the fourth quarter of 2007. Including the impact of the settlement, the tax rate for the quarter was 47.9 percent.

•	Non-GAAP net income was $6.3 million, or $0.17 per diluted share before the tax rate impact of the non-cash legal settlement related to warrants, compared to net income for the three months ended December 31, 2007 of $6.2 million, or $0.15 per diluted share. Including the impact of the settlement, GAAP net income for the quarter was $5.1 million, or $0.14 per diluted share.

•	Free cash flow was negative $365,000 (cash provided by operating activities of $2.4 million minus capital expenditures of $2.8 million). For the fourth quarter of 2007, free cash flow was $8.5 million (cash provided by operating activities of $9.6 million minus capital expenditures of $1.1 million). For the year ended December 31, 2008, free cash flow was $26.3 million (cash provided by operating activities of $47.8 million minus capital expenditures of $21.5 million),

Tyler Technologies Reports Fourth Quarter 2008 Earnings
February 25, 2009

compared to free cash flow of $30.3 million (cash provided by operating activities of $34.1 million minus capital expenditures of $3.8 million) for the same period of 2007. Capital expenditures for the three month period and year ended December 31, 2008 include $791,000 and $16 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements.

•	Excluding the real estate acquisitions, free cash flow for the three month period ended December 31, 2008 was $426,000 and free cash flow for the year ended December 31, 2008 was $42.3 million, an increase of 40 percent over the year ended December 31, 2007.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.3 million, compared to $13.0 million for the fourth quarter of 2007.

•	Gross margin was 41.6 percent, an increase of 120 basis points, compared to 40.4 percent in the quarter ended December 31, 2007.

•	Selling, general and administrative expenses were $16.8 million (24.1 percent of revenues), compared to $13.3 million (22.0 percent of revenues) in the same quarter last year.

•	Non-cash, share-based compensation expense for the fourth quarter under FAS 123R totaled $1.1 million, of which $114,000 was included in cost of revenues and $987,000 was included in selling, general and administrative expenses. For the fourth quarter of 2007, share-based compensation expense was $660,000, of which $69,000 was included in cost of revenues and $591,000 was included in selling, general and administrative expenses.

•	Total backlog was $243.4 million at December 31, 2008, compared to $250.1 million at December 31, 2007. Software-related backlog (excluding appraisal services) was $217.8 million versus $222.5 million at December 31, 2007. Total backlog increased $7.8 million sequentially from September 30, 2008.

•	Tyler ended the fourth quarter of 2008 with $11.4 million in cash and investments and $17 million of availability under its $25 million revolving line of credit. The Company repurchased 2,089,250 shares of its common stock during the quarter at an aggregate cost of $27.7 million. For the year ending December 31, 2008, the Company repurchased 4,283,074 shares of its common stock at an aggregate cost of $59 million.
Revenues for the year ended December 31, 2008 increased 20.6 percent to $265.1 million from $219.8 million in 2007. Non-GAAP operating income for the 2008 year ended increased 38.7 percent to $37.1 million, before the impact of the non-cash legal settlement related to warrants, compared to $26.8 million in 2007. Including the impact of the settlement, GAAP operating income for 2008 was $28.1 million.
Non-GAAP net income for the year ended December 31, 2008 was $23.9 million, before the impact of the non-cash legal settlement related to warrants, or $0.61 per diluted share, compared to net income of $17.5 million, or $0.42 per diluted share, for the comparable period of 2007. Including the impact of the settlement, GAAP net income for the year ending December 31, 2008 was $14.9 million, or $0.38 per diluted share.
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Tyler Technologies Reports Fourth Quarter 2008 Earnings
February 25, 2009

“Tyler finished 2008 with solid results for the fourth quarter and the full year, despite the broad economic turmoil,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Total revenues for the quarter grew 15 percent from the fourth quarter of 2007, with a 24 percent increase in recurring software related revenues from maintenance and subscriptions. In addition, gross margin improvements across every revenue category contributed to an overall gross margin increase of 120 basis points versus the 2007 fourth quarter.
“For the full year 2008, our results exceeded expectations. Tyler produced total revenue growth of 21 percent, of which 14 percent was organic and 7 percent resulted from acquisitions, with software revenues growing at a very strong 25 percent in 2008. It’s remarkable that our 2008 growth actually exceeded our compound average growth rate for total revenues since 2000 of approximately 17 percent. Our growth in 2008, combined with the leverage in our business model, resulted in a 37 percent improvement in non-GAAP net income and a 45 percent increase in non-GAAP earnings per share.
“Tyler’s 2008 free cash flow (excluding real estate acquisitions) of $42 million increased nearly 40 percent over last year and provided the capital necessary to make substantial investments that we believe will contribute to sustained long-term revenue and earnings growth and increased shareholder value,” Mr. Marr continued. “In 2008, we repurchased $59 million of Tyler common stock, used $24 million of cash for acquisitions, invested $16 million in real estate to provide for our future operating facility needs and increased our research and development expenditures by 64 percent from 2007.
“We enter 2009 with a positive outlook based on a company built on solid fundamentals and a strong balance sheet. More than half of our revenues are recurring or come from existing customers, and we have extremely low customer attrition. We also start the year with a very solid backlog level of over $240 million. We are certainly very mindful of the broad economic environment and pressures on local government budgets, and we are closely monitoring leading indicators of new business. While market conditions are not robust, to date we have not seen significant broad-based weakness in the market,” continued Mr. Marr. “Our current visibility, particularly with respect to the first half of 2009, is reflected in the 2009 guidance we issued today. We currently expect to achieve reasonable revenue and earnings growth in 2009, while continuing to actively invest in our products and business to further improve our competitive position, even in this difficult economic environment. Consistent with our historical trends, we expect that first quarter 2009 earnings will not reach the level achieved in the fourth quarter of 2008, and that more than 60 percent of our annual earnings will come in the second half of 2009.”
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Tyler Technologies Reports Fourth Quarter 2008 Earnings
February 25, 2009

Annual Guidance for 2009
Total revenues for 2009 are currently expected to be in the range of $292 million to $298 million. Tyler expects to have diluted earnings per share of approximately $0.66 to $0.72. These estimates include assumed non-cash pretax expense for the year of approximately $4.8 million, or $0.10 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2009 will be approximately 39.7 percent.
Tyler expects that free cash flow for the year 2009 will be between $28 million and $36 million (cash provided by operations of $43 million to $50 million minus capital expenditures of between $14 million and $16 million). Excluding estimated real estate capital expenditures of approximately $11 million, free cash flow for 2009 is expected to be between $39 million and $47 million.
Tyler Technologies will hold a conference call on Thursday, February 26 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 293-8969 (U.S. dialers) and (913) 312-0709 (international dialers). Please reference passcode 5466118. A replay of the call will be available three hours after the completion of the call through March 5, 2009. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 5466118ha. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for two consecutive years by Forbes Magazine. Information about Tyler Technologies can be found at www.tylertech.com.
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Tyler Technologies Reports Fourth Quarter 2008 Earnings
February 25, 2009

Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income, earnings per share and EBITDA excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
09-11

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Software licenses	$9,844	$10,632	$41,490	$35,063
Subscriptions	3,871	3,134	14,374	10,406
Software services	20,024	16,070	74,997	60,283
Maintenance	28,356	22,885	107,458	85,411
Appraisal services	4,849	4,804	19,098	21,318
Hardware and other	2,600	2,895	7,684	7,315

Total revenues	69,544	60,420	265,101	219,796

Cost of revenues:
Software licenses	2,386	2,135	9,224	7,953
Acquired software	430	1,031	1,799	2,279
Software services, maintenance and subscriptions	32,692	27,316	126,247	104,993
Appraisal services	2,982	3,127	12,251	14,467
Hardware and other	2,109	2,375	5,793	5,679

Total cost of revenues	40,599	35,984	155,314	135,371

Gross profit	28,945	24,436	109,787	84,425

Selling, general and administrative expenses	16,768	13,276	62,923	51,724
Research and development expense	1,801	1,177	7,286	4,443
Amortization of customer and trade name intangibles	668	403	2,438	1,478
Non-cash legal settlement related to warrants	—	—	9,045	—

Operating income	9,708	9,580	28,095	26,780

Other income, net	137	548	1,181	1,800

Income before income taxes	9,845	10,128	29,276	28,580
Income tax provision	4,714	3,938	14,414	11,079

Net income	$5,131	$6,190	$14,862	$17,501

Earnings per common share:
Basic	$0.14	$0.16	$0.39	$0.45

Diluted	$0.14	$0.15	$0.38	$0.42

Weighted average common shares outstanding:
Basic	36,323	38,757	37,714	38,735
Diluted	37,604	40,358	39,184	41,352

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:
Reconciliation of EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$5,131	$6,190	$14,862	$17,501
Amortization of customer and trade name intangibles	668	403	2,438	1,478
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,954	3,013	10,173	9,733
Interest income, net included in other income, net	(139)	(534)	(996)	(1,773)
Income tax provision	4,714	3,938	14,414	11,079

EBITDA	$13,328	$13,010	$40,891	$38,018

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended December 31,		Year Ended December 31,
		Diluted		Diluted
		Earnings		Earnings
	Amount	Per Share	Amount	Per Share
Net income	$5,131	$0.14	$14,862	$0.38
Non-cash legal settlement related to warrants	—	—	9,045	0.23
Income tax provision	1,129	0.03	—	—

Net income before non-cash legal settlement related to warrants	6,260	$0.17	23,907	$0.61

Amortization of customer and trade name intangibles	668		2,438
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,954		10,173
Interest income, net included in other income, net	(139)		(996)
Income tax provision	3,585		14,414

EBITDA before non-cash legal settlement	$13,328		$49,936

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$1,762	$9,642
Restricted cash equivalents	5,082	4,462
Short-term investments available-for-sale	775	41,590
Accounts receivable, net	76,989	63,965
Other current assets	10,046	9,050
Deferred income taxes	2,570	2,355

Total current assets	97,224	131,064

Accounts receivable, long-term portion	197	398
Property and equipment, net	26,522	9,826
Non-current investments available-for-sale	3,779	—

Other assets:
Goodwill and other intangibles, net	123,812	100,045
Other	227	175

Total assets	$251,761	$241,508

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$25,696	$22,860
Short-term obligation	8,000	—
Deferred revenue	95,773	73,714

Total current liabilities	129,469	96,574

Deferred income taxes	8,030	7,723
Shareholders’ equity	114,262	137,211

Total liabilities and shareholders’ equity	$251,761	$241,508

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve months ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$14,862	$17,501
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12,611	11,211
Non-cash legal settlement related to warrants	9,045	—
Share-based compensation expense	3,820	2,365
Provision for losses — accounts receivable	1,764	753
Excess tax benefit from exercise of share-based arrangements	(666)	(1,891)
Deferred income taxes	(2,151)	(1,598)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	8,517	5,770

Net cash provided by operating activities	47,802	34,111

Cash flows from investing activities:
Proceeds from sales of investments available-for-sale	45,065	45,480
Purchases of investments available-for-sale	(8,625)	(67,545)
Cost of acquisitions, net of cash acquired	(23,868)	(9,005)
Additions to property and equipment	(20,143)	(3,678)
Investment in software development costs	—	(167)
Acquired lease	(1,387)	—
(Increase) decrease in restricted investments	(620)	500
Decrease in other	24	140

Net cash used by investing activities	(9,554)	(34,275)

Cash flows from financing activities:
Purchase of treasury shares	(59,847)	(14,037)
Net borrowings on revolving credit facility	8,000	—
Contributions from employee stock purchase plan	1,233	1,151
Proceeds from exercise of stock options	1,815	3,589
Excess tax benefits from exercise of share-based arrangements	666	1,891
Warrant exercise in connection with legal settlement	2,005	—

Net cash used by financing activities	(46,128)	(7,406)

Net decrease in cash and cash equivalents	(7,880)	(7,570)
Cash and cash equivalents at beginning of period	9,642	17,212

Cash and cash equivalents at end of period	$1,762	$9,642